Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2023 RESULTS

New life-licensed representatives up 11% with life-licensed sales force ending the quarter at 136,430, up 5%

Term Life face amount issued up 14% to $28.1 billion

Investment and Savings Products positive net flows of $642 million, however market volatility continues to pressure sales and client asset values

Senior Health approved policies and annual policy renewal rates in line with expectations

Net earnings per diluted share (EPS) of $3.38 increased 16%; return on stockholders’ equity (ROE) of 25.5%

Diluted adjusted operating EPS of $3.49 increased 18%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 24.2%

Declared dividend of $0.65 per share, payable on June 12, 2023, and repurchased $85 million of common stock during the quarter

Duluth, GA, May 8, 2023 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended March 31, 2023. Total revenues of $690.0 million were largely unchanged compared to the first quarter of 2022. Net income attributable to Primerica of $125.1 million increased 9%, while earnings per diluted share of $3.38 increased 16% compared to the same period in the prior year. ROE was 25.5% for the quarter.

Adjusted operating revenues of $695.0 million were relatively unchanged compared to the first quarter of 2022. Adjusted net operating income of $128.9 million increased 10%, while adjusted operating earnings per diluted share of $3.49 increased 18% compared to the same period in the prior year. ROAE was 24.2% for the quarter.

The Company adopted ASU 2018-12 – Targeted Improvements to the Accounting for Long-Duration Contracts, or LDTI, on January 1, 2023 with a transition date of January 1, 2021. All prior period financial information contained herein has been restated to reflect the adoption of LDTI.

First quarter results reflected the continued growth of adjusted direct premiums in the Term Life segment, the benefit of higher interest rates on net investment income in the Corporate and Other Distributed Products segment and the Company’s progress in improving the profitability of the Senior Health segment. Economic uncertainty and equity market volatility continued to pressure sales and client asset values in the Investment and Savings Products segment.

“Our performance in the first quarter demonstrates the ongoing needs of middle-income families for financial guidance and solutions, along with Primerica’s unique ability to serve our market,” said Glenn Williams, Chief Executive Officer. “This combination led to growth in our term life sales as well as strong results in building distribution. Positive net flows in our ISP business indicate that our clients continue in their commitment to saving for the future.”

First Quarter Distribution & Segment Results

Distribution Results
	Q1 2023	Q1 2022	% Change	Adjusted Q1 2022	% Change
Life-Licensed Sales Force	136,430	130,206	5%
Recruits	93,540	84,707	10%
New Life-Licensed Representatives	11,118	9,983	11%
Life Insurance Policies Issued (1)	84,561	71,324	N/A	83,050	2%
Life Productivity (1) (2)	0.21	0.18	N/A	0.21	*
Issued term life face amount ($ billions) (3)	$28.1	$24.8	14%
ISP Product Sales ($ billions)	$2.3	$3.1	(25)%
Average Client Asset Values ($ billions)	$86.6	$94.2	(8)%
Senior Health Submitted Policies (4)	19,826	26,231	(24)%
Senior Health Approved Policies (5)	18,413	23,594	(22)%
Closed U.S. Mortgage Volume ($ million brokered)	$55.6	$235.9	(76)%

(1)
Previously reported numbers for the three months ended March 31, 2022 have been adjusted as a result of a product change made near the end of 2022, which modified how policies are structured in relation to individual lives. To make year-over year comparisons more consistent, we have provided estimates for the prior year period.
(2)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(4)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(5)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q1 2023	Q1 2022	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$421,069	$406,983	3%
Investment and Savings Products	210,202	241,039	(13)%
Senior Health	18,710	5,831	221%
Corporate and Other Distributed Products (1)	44,990	38,721	16%
Total adjusted operating revenues (1)	$694,971	$692,574	0%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$126,736	$118,576	7%
Investment and Savings Products	56,106	67,039	(16)%
Senior Health (1)	(3,762)	(19,018)	80%
Corporate and Other Distributed Products (1)	(11,008)	(14,529)	24%
Total adjusted operating income before income taxes (1)	$168,072	$152,068	11%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Recruiting increased 10% compared to the first quarter of 2022 as the Company continued to see a high degree of interest from people who are attracted to the flexibility provided by the Primerica business opportunity. Licensing momentum remained strong with more than 11,000 new life-licensed representatives added during the quarter, an 11% increase compared to the prior year period. As of March 31, 2023, the Company had a total of 136,430 independent life-licensed representatives, representing a 5% increase year-over-year.

Term Life Insurance

Sales remain robust with 84,561 new term life insurance policies issued during the quarter, up 2% compared to the estimated number of policies issued in the first quarter of 2022 as adjusted to reflect a comparable one life per policy basis. Issued term life face amount, which captures the number of policies issued and the face amount of both new policies issued and additions to in force policies, increased 14% to $28.1 billion compared to $24.8 billion in the prior year period. Policy lapses were modestly unfavorable compared to pre-pandemic levels, most likely due to the impact of a higher cost of living pressuring our marketplace.

First quarter revenues of $421.1 million and net premiums of $408.8 million grew 3% and 4%, respectively, year-over-year, while adjusted direct premiums increased 6%. Pre-tax income increased 7% to $126.7 million for the quarter. The benefits and claims ratio of 58.7% and the DAC amortization ratio of 11.8% were consistent with the prior year ratios, as expected under LDTI. The benefits and claims ratio was higher than projected during the fourth quarter earnings call, reflecting our finalization of LDTI processes. We expect the benefit and claims ratio to be in the high 58% range for 2023.

Investment and Savings Products

Total sales during the quarter were $2.3 billion, decreasing 25% compared to the first quarter of 2022 as equity markets continued to experience heightened volatility. Average client asset values for the quarter were $86.6 billion, decreasing 8% year-over-year. Nonetheless, clients remained focused on long-term goals as evidenced by net client inflows of $642 million during the quarter.

Revenues of $210.2 million decreased 13% year-over-year, while operating income of $56.1 million decreased 16%. Sales-based commission revenues and expenses each decreased 30%, largely in line with the change in revenue-generating sales. While average client asset values declined 8%, asset-based revenues benefited from a mix-shift toward products on which the Company earns higher asset-based fees and decreased only 1% compared to the prior year period. The change in asset-based commission expenses was consistent with asset-based revenues, excluding revenues on Canadian segregated funds. Expenses related to Canadian segregated funds are reflected in insurance commissions and amortization of DAC.

Senior Health

The Company continued to control sales levels in the Senior Health segment through the first quarter’s Open Enrollment Period, with an emphasis on agent and lead efficiency and the quality of business. Leads sourced by Primerica’s senior health certified representatives represented approximately 10% of total submitted volume and continued to exhibit favorable conversion and retention characteristics. The lifetime value of commissions per approved policy (“LTV”) was $856 and contract acquisition costs per approved policy (“CAC”) was $814, for an LTV/CAC ratio of 1.1x for the period.

The Company’s Senior Health business made progress toward achieving profitability with a modest operating loss of $3.8 million recognized in the quarter down from a $19.0 million operating loss in the prior year period. Chargebacks of policies approved during the Annual Election Period and policy renewal rates during the January 1st annual renewal cycle were largely in line with expectations. The Company does not anticipate a need to provide capital to the segment in 2023.

Corporate and Other Distributed Products

During the first quarter of 2023, the segment recorded an operating loss of $11.0 million compared to an operating loss of $14.5 million in the prior year period. The improvement was driven by higher revenues, primarily due to a $10.4 million increase in adjusted net investment income as reinvestment rates have increased significantly since the prior year period. Partially offsetting this increase was a reduction in revenues from mortgage sales, which were adversely impacted by lower loan volumes due to higher mortgage interest rates.

Taxes

The effective tax rate remained relatively unchanged at 23.3% in the first quarter of 2023 compared to 23.0% in the first quarter of 2022.

Capital

During the first quarter, the Company repurchased 530,723 shares of common stock for $85.2 million. The Company expects to repurchase a total of $375 million of common stock during 2023. The Board of Directors has approved a dividend of $0.65 per share, payable on June 12, 2023, to stockholders of record on May 22, 2023.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $330 million. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 455% as of March 31, 2023.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share. Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses/recoveries associated with the purchase of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination, and non-cash goodwill impairment charges. We exclude e-TeleQuote transaction-related expenses/recoveries and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares which were acquired for no additional consideration. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income. We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Tuesday, May 9, 2023, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; economic down cycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; due to our very limited history with e-TeleQuote, we cannot be certain that its business will be successful or that we will successfully address any risks not known to us that may become material; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.7 million lives and had over 2.8 million client investment accounts on December 31, 2022. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	March 31, 2023	December 31, 2022
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,558,626	$2,495,456
Fixed-maturity security held-to-maturity, at amortized cost	1,460,000	1,444,920
Short-term investments available-for-sale, at fair value	70,187	69,406
Equity securities, at fair value	33,984	35,404
Trading securities, at fair value	18,497	3,698
Policy loans and other invested assets	50,003	48,713
Total investments	4,191,297	4,097,597
Cash and cash equivalents	515,090	489,240
Accrued investment income	22,153	20,885
Reinsurance recoverables	3,179,074	3,176,397
Deferred policy acquisition costs, net	3,256,845	3,194,029
Renewal commissions receivable	194,409	200,043
Agent balances, due premiums and other receivables	259,759	254,276
Goodwill	127,707	127,707
Intangible assets	182,900	185,525
Income taxes	106,310	97,972
Operating lease right-of-use assets	38,575	40,500
Other assets	391,605	428,259
Separate account assets	2,329,968	2,305,717
Total assets	$14,795,692	$14,618,147

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,561,624	$6,297,906
Unearned and advance premiums	16,703	15,422
Policy claims and other benefits payable	498,483	538,250
Other policyholders' funds	481,561	483,769
Notes payable	593,106	592,905
Surplus note	1,459,565	1,444,469
Income taxes	199,394	202,462
Operating lease liabilities	43,955	45,995
Other liabilities	615,780	580,780
Payable under securities lending	74,452	100,938
Separate account liabilities	2,329,968	2,305,717
Total liabilities	12,874,591	12,608,613

Stockholders' equity

Common stock	364	368
Paid-in capital	-	-
Retained earnings	2,151,771	2,130,935
Effect of change in discount rate assumptions on the liability for future policy benefits, net of income tax	(11,679)	131,295
Net unrealized gains (losses) and foreign currency translation, net of income tax	(219,355)	(253,064)
Total stockholders' equity	1,921,101	2,009,534
Total liabilities and stockholders' equity	$14,795,692	$14,618,147

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2023	2022
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$817,872	$798,666
Ceded premiums	(405,347)	(399,885)
Net premiums	412,525	398,781
Commissions and fees	231,547	251,800
Net investment income	31,065	18,905
Investment gains (losses)	(4,608)	751
Other, net	19,507	20,989
Total revenues	690,036	691,226

Benefits and expenses:
Benefits and claims	168,702	168,288
Future policy benefits remeasurement (gain)/loss	(508)	(1,272)
Amortization of deferred policy acquisition costs	67,358	63,223
Sales commissions	110,874	133,924
Insurance expenses	61,125	59,509
Insurance commissions	8,138	7,721
Contract acquisition costs	14,984	20,649
Interest expense	6,690	6,853
Other operating expenses	89,536	86,435
Total benefits and expenses	526,899	545,330
Income before income taxes	163,137	145,896
Income taxes	38,031	33,512
Net income	125,106	112,384
Net income attributable to noncontrolling interests	-	(2,655)
Net income attributable to Primerica, Inc.	$125,106	$115,039

Earnings per share attributable to common stockholders:
Basic earnings per share	$3.39	$2.92
Diluted earnings per share	$3.38	$2.91

Weighted-average shares used in computing earnings per share:
Basic	36,710	39,221
Diluted	36,804	39,332

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2023	2022	% Change
Total revenues	$690,036	$691,226	0%
Less: Investment gains (losses)	(4,608)	751
Less: 10% deposit asset MTM included in NII	(327)	(2,099)
Adjusted operating revenues	$694,971	$692,574	0%

Income before income taxes	$163,137	$145,896	12%
Less: Investment gains (losses)	(4,608)	751
Less: 10% deposit asset MTM included in NII	(327)	(2,099)
Less: e-TeleQuote transaction-related expenses	-	(900)
Less: Equity comp for awards exchanged during acquisition	-	(256)
Less: Noncontrolling interest	-	(3,668)
Adjusted operating income before income taxes	$168,072	$152,068	11%

Net income	$125,106	$112,384	11%
Less: Investment gains (losses)	(4,608)	751
Less: 10% deposit asset MTM included in NII	(327)	(2,099)
Less: e-TeleQuote transaction-related expenses	-	(900)
Less: Equity comp for awards exchanged during acquisition	-	(256)
Less: Noncontrolling interest	-	(3,668)
Less: Tax impact of preceding items	1,151	1,603
Adjusted net operating income	$128,890	$116,953	10%

Diluted earnings per share (1)	$3.38	$2.91	16%
Less: Net after-tax impact of operating adjustments	(0.11)	(0.05)
Diluted adjusted operating earnings per share (1)	$3.49	$2.96	18%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2023	2022	% Change
Direct premiums	$812,880	$793,254	2%
Less: Premiums ceded to IPO coinsurers	220,240	234,614
Adjusted direct premiums	592,640	558,640	6%

Ceded premiums	(404,044)	(398,446)
Less: Premiums ceded to IPO coinsurers	(220,240)	(234,614)
Other ceded premiums	(183,804)	(163,832)
Net premiums	$408,836	$394,808	4%

SENIOR HEALTH SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2023	2022	% Change
Income/(loss) before income taxes	$(3,762)	$(23,085)	(84)%
Less: e-TeleQuote transaction-related costs	-	(399)
Less: Noncontrolling interest	-	(3,668)
Adjusted operating income before taxes	$(3,762)	$(19,018)	(80)%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2023	2022	% Change
Total revenues	$40,055	$37,373	7%
Less: Investment gains (losses)	(4,608)	751
Less: 10% deposit asset MTM included in NII	(327)	(2,099)
Adjusted operating revenues	$44,990	$38,721	16%

Loss before income taxes	$(15,943)	$(16,634)	(4)%
Less: Investment gains (losses)	(4,608)	751
Less: 10% deposit asset MTM included in NII	(327)	(2,099)
Less: e-TeleQuote transaction-related expenses	-	(501)
Less: Equity comp for awards exchanged during acquisition	-	(256)
Adjusted operating loss before income taxes	$(11,008)	$(14,529)	(24)%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	March 31, 2023	December 31, 2022	% Change
Stockholders' equity	$1,921,101	$2,009,534	(4)%
Less: Net unrealized gains (losses)	(208,157)	(240,868)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	(11,679)	131,295
Adjusted stockholders' equity	$2,140,937	$2,119,107	1%